Mission Statement

"Leading the profitable convergence of retail and online Commerce through technology©"

TICKER-OTC: RETC

12 Retech Corporation
Unit B, 22F, Times Tower
391-407 Jaffe Road
Wan Chai, HGK
www.12retech.com

Executive Summary

12 Retech Corporation (OTC:RETC) is becoming the only profitable fully integrated retail company utilizing design, manufacturing, wholesale trade, brick & mortar trade, and online Commerce, combined with revolutionary, proven technology that increases consumer traffic, generates incremental revenues, increases earnings, and makes shopping an experience that creates a desire in consumers to buy again and again.

By acquiring our own microbrands and further demonstrating our proven technology, we will have the metrics to successfully convince major brands to adopt our technology.

"Leading the profitable Convergence of Retail and Online Commerce Through Technology©"

Proprietary Technology



Our **12 Mirror** is a unique in-store application, which is truly different from currently existing magic mirrors. It is a real mirror that turns into a screen, recognizes clothes that a person is fitting, and can take pictures, which are instantaneously sent to friends **on social media**. In specific cases and on requirement the 12 Mirror can turn to a pre-reserved fitting room. The 12 Mirror detects products, gives information and collects data from consumers that may be important to the retailer and brand manufacturer.

The **12 Kiosk** is an in-store application to browse products, get information and place orders. It can be used as checkout point or self-checkout depending on the store. The 12 Kiosk also detects products, provides information and collects data from consumers and products to help the retailer and brand manufacturer.

Visit our website at www.12retech.com to view our video presentations to fully appreciate our proven cutting-edge technology.

Market Opportunity

- Traditional Brick & Mortar Retailers are Struggling To Survive
- Major Players Embracing the Convergence of Brick & Mortar with Online Commerce
- Amazon leading the charge
  - Physical Bookstores
  - Cashier-free Convenience Stores
  - Recently Acquired Whole Foods
- Walmart Gearing Up to Challenge Amazon
  - Acquired Jet.com
- Millennials and the rest of consumers want "Fun" experiences.

Select Financial Data

With Active Fashion Group, Select Financials

(Units in millions) *Dec 31 Year End*	2016	6 mo only 2017 YTD thru 6/30
Adj Proforma Revenues	$19.2	$10.8
Gross Profit	$ 7.1	$ 4.2
Gross Margin %	*37.0%*	*38.9%*
Adj Proforma EBITDA	$ 1.1	$ 0.8

"In The News"

- 12 Retech Demonstrates Its Fully Operational Technology to European Business Leaders at ITOYA's Flagship Retail Store in Tokyo.
- **12 Retech Corporation Announces It Will Be Acquiring Active Fashion Group**
- 12 Mirror & 12 Kiosk deployed in ITOYA's flagship store in Tokyo.
- 12 Retech Acquires 12 Japan in a 100% stock swap acquisition.
- 12 Retech forms the USA-based 12 Retail Corporation Subsidiary
- 12 Retech Corporation Appoints Daniele Monteverde To Its Board of Directors.

Company Statistics

- Ticker: RETC (OTC)
- State of Incorporation: Nevada
- 52 Week Range: $0.0242 – $2.61
- Avg. Volume (30 day): 1,792,318
- Authorized Common Shares: 500M
- Shares Outstanding: 75.7M
- Common Shares in Float: 18.5M
- Market Cap: $12.6M

Information compiled from Yahoo! Finance and other reliable sources

Investor Relations

Tom Nelson
Phone: +1-480-326-8577
TenAssociates33@gmail.com

12 Retech Opportunity

- Proprietary technology improves the shopping experience
- 12 Mirror and 12 Kiosk already deployed at ITOYA's flagship store in Ginza, Tokyo
- 1st Acquisition Target of Active Fashion Group near completion
  - $20 million annual revenues
  - Co-branded SOYBU boutiques
- Fully Integrated design & manufacturing

You can find all our SEC filings and press releases on OTC Markets at:
www.otcmarkets.com/stock/retc/quote
or view our filings at SEC.gov.

OTC: RETC

Management

Angelo Ponzetta: Founder and Chief Executive Officer

Angelo was born in Italy and raised in Switzerland. He has degrees in Engineering, Organizational Management and Business Administration. Angelo worked from 1982 to 1992 in programming and development of processing systems at Kern AG, VonRoll AG and the IT department of Swiss Volksbank Ltd., a Swiss Bank. In 1992 he joined Swiss Trading company, UTC Japan, as Executive Director to oversee the entire finance and marketing department of Fashion, Jewelry and Watches.

In 1999, Angelo was asked by CARAN d'ACHE (Geneva based Luxury Writing Instruments, Leather and Fine Art manufacturer), to build their brand in Japan. In 2001, his responsibilities were expanded in the Asian Pacific Region as President.

In 2010 with his experience in retail and distribution, coupled with technology experience, he created a visionary concept to change retail marketing. His idea became clear by 2011 where he created a plan and started intensively working on the idea until it became a truly explosive concept by 2012. These ideas have resulted in the 12 Retech (retail and technology) concept that is being put to use today.

Daniele Monteverde: Chief Financial Officer

With a doctoral degree in engineering and business administration, Daniele Monteverde brings to the company a long career in management and 30+ years of experience in Japan and international markets. He has founded 10 companies in four countries, and is the CEO of 3 companies in Japan, and has successfully managed and overseen a variety of projects for multinationals in the fields of visual arts, music, video games and advertising.

Jeff Schmitt: CEO – Active Fashion Group

Jeff founded AFG in 1998 and has led the Company to $400+mm of lifetime sales through developing quality products and long tenured relationships with multi-billion-dollar retailers. Prior to AFG, Jeff was EVP of Sales, Distribution, and Product Development at Caretek where he was responsible for converting the company from a contract manufacturer of industrial supply products to a full-service apparel company. Prior to Caretek, Jeff worked for Reebok International where he was one of forty individuals selected to develop the Reebok apparel product line. (Jeff Schmitt will form part of 12 Retech Corporation after the acquisition of Active Fashion Group)

Carolyn Hadden: Chief of Staff – Active Fashion Group

Carolyn jointed AFG in April of 1999 as an accounting manager and now serves as the VP of Finance and Chief of Staff. Before joining AFG, Carolyn was a financial analyst with Arrow Electronics, where she was responsible for budget and financial accuracy of a $300mm subsidiary with 13 regional sales offices. (Carolyn Hadden will form part of 12 Retech Corporation after the acquisition of Active Fashion Group)

Investor Relations

Tom Nelson
Phone: +1-480-326-8577
TenAssociates33@gmail.com
OTC: RETC

Brands After Completion of Acquisition of Active Fashion Group

SOYBU
A deeply loved and revered active apparel brand for women, that provides them style, comfort and fit allowing them to live the active lifestyle they desire.


SOYBU
RETAIL


PERFORMANCE


CROSSOVER


LIFESTYLE

Colorado Clothing
Colorado Clothing is AFG's original brand, created in 1998 and inspired by the active lifestyle and the beauty of the outdoors. Colorado has one of the most unique and varied natural landscapes in the nation, so you don't have to be an extreme outdoors enthusiast to feel the Colorado allure. The old and the new, the rustic and the sophisticated, the wild and the refined - all of these experiences exist side by side in Colorado. The people of Colorado appreciate quality, simplicity and the idea of living comfortably. Colorado Clothing is clothing for the rest of us, not just the extreme adventurers.

AFG – Pending Acquisition

Active Fashion Group was founded in 1998 in the health-conscious state of Colorado. All brands in the portfolio are inspired by the outgoing spirit and natural beauty of its home state. Active Fashion Group designs and distributes superior and innovative active lifestyle apparel brands. Founded as a wholesale manufacturer and distributor for lifestyle apparel, Active Fashion Group has significantly expanded its product line and distribution of unique, comfortable fabrics and designs. Its brands include Soybu, Colorado Clothing, Lola and Tranquility. For more information about Active Fashion Group, please visit us at www.activefashion.com, www.soybu.com, and www.coloradoclothing.com.